EXHIBIT 21.1

LIST OF SUBSIDIARIES

The following is a list of each subsidiary of Circle Entertainment Inc., its jurisdiction of organization, and the percentage ownership held by Circle Entertainment Inc. as of December 31, 2013.

COMPANIES ORGANIZED IN THE UNITED STATES:

FX Luxury, LLC (formerly known as FX Luxury Realty, LLC)	Delaware	100%
FXL, Inc.	Delaware	79%
Circle Entertainment SV-I, LLC	Delaware	100%
Circle Entertainment SV Orlando-I, LLC	Delaware	100%

Circle Entertainment Orlando-Property, LLC	Delaware	100%
Circle I Drive LLC	Delaware	100%
Circle Heron LLC	Delaware	100%